SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 7)


                               Weis Markets, Inc.
                     ---------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
                     ---------------------------------------
                         (Title of Class of Securities)


                                   948849-104
                     ---------------------------------------
                                 (CUSIP Number)


                             Edward D. Herlihy, Esq.
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York 10019
                     ---------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  May 12, 2000
                     ---------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), Section 240.13d-1(f) or
Section 240.13d-1(g), check the following box:  [X]+

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

+ Each of Michael M. Apfelbaum and Sidney Apfelbaum have previously filed a statement on Schedule 13G made pursuant to Rule 13d-1(c).

CUSIP NO.  948849-104   Schedule 13D/A    Page 2 of 14


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Weis Family Holdings, L.P.
         I.R.S. I.D. No. 51-0390495
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 8,087,773
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  0
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 8,087,773
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         PN
  -----------------------------------------------------------------------------


*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 3 of 14


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Weis Family Holdings, L.L.C.
         I.R.S. I.D. No. 51-0390495
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 8,087,773
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  0
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 8,087,773
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         OO
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 4 of 14


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Janet C. Weis
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 8,132,411
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  0
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 8,132,411
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------


*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 5 of 14


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Michael M. Apfelbaum
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 27,064
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  3,781,945
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 3,088
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  3,781,945
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------


*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 6 of 14


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sidney Apfelbaum
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 2,409,313
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  165,614
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 2,409,313
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  189,590
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------


*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 7 of 14


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Susan Weis Mindel
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 724,085
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  2,766,131
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 724,085
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  2,766,131
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------


*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 8 of 14


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joel S. Mindel
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 12,150
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  0
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 12,150
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------


*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 9 of 14


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Nancy Weis Wender
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 727,528
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  2,653,935
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 727,528
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  2,653,935
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------


*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 10 of 14


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Ellen Weis Goldstein
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 737,444
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  2,736,317
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 737,444
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  2,736,317
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------


*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 11 of 14


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joseph I. Goldstein
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 5,542
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  4,555
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 5,542
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  4,555
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------


*     Together with the other Reporting Persons.

CUSIP NO.  948849-104   Schedule 13D/A    Page 12 of 14


                               AMENDMENT NO. 7 TO
                            STATEMENT ON SCHEDULE 13D


      Reference is made to the Statement on Schedule 13D (the "Schedule 13D") filed on May 28, 1999 by Janet C. Weis ("Janet Weis"), Weis Family Holdings, L.P. ("WFHLP") and Weis Family Holdings, L.L.C. ("WFHLLC"), the Statement on
Schedule 13G filed on December 28, 1998 by Michael M. Apfelbaum ("Michael Apfelbaum"), as amended, and the Statement on Schedule 13G filed on December 18, 1998 by Sidney Apfelbaum, as amended, with respect to their beneficial ownership of the common stock, no par value ("Common Stock"), of Weis Markets, Inc., a Pennsylvania corporation (the "Issuer"), each as amended by Amendment No. 1 to Schedule 13D filed November 30, 1999 ("Amendment No. 1"), Amendment No. 2 to Schedule 13D filed December 2, 1999, Amendment No. 3 to
Schedule 13D filed December 8, 1999, Amendment No. 4 to Schedule 13D filed December 10, 1999, Amendment No. 5 to Schedule 13D filed December 23, 1999 and Amendment No. 6 to Schedule 13D filed April 11, 2000. This Amendment No. 7 to Schedule 13D amends the Schedule 13D as follows. Capitalized terms used without definition in this Amendment No. 7 to the Schedule 13D shall have the meanings set forth in Amendment No. 1.

Item 4.     Purpose of Transaction.

      Item 4 is hereby amended and supplemented by adding the following:

      On May 12, 2000, two of the Reporting Persons, Joseph I. Goldstein and Michael M. Apfelbaum, each of whom is a director of Issuer, transmitted a letter to the Board of Directors of Issuer (the "Board").

      In the letter, Messrs. Goldstein and Apfelbaum noted the Board's decision to increase its size and to identify and appoint additional non-employee directors of exceptional background and experience, and expressed their support for this decision. However, Messrs. Goldstein and Apfelbaum reconfirmed their recommendation that Mr. John S. Furst be appointed to the Board as a non-employee director, and expressed their disappointment that Mr. Furst was not included on in management's slate of directors for the Issuer's upcoming annual meeting.

      Messrs. Goldstein and Apfelbaum proceeded to highlight Mr. Furst's distinguished record of accomplishments and experience, including more than 25 years with Coopers & Lybrand, 12 years of which was spent as a member of the governing body of that firm. Messrs. Goldstein and Apfelbaum also noted that Mr. Furst's prior affiliation with the Issuer afforded him familiarity with the Issuer and its operations, and that Mr. Furst's background in financial accounting would be a tremendous asset to the Issuer and the Board, particularly in light of the New York Stock Exchange's and Securities and Exchange Commission's recent pronouncements on the composition and responsibilities of audit committees.

      Messrs. Goldstein and Apfelbaum then stated that Mr. Furst is an exceptional candidate for the Board. Messrs. Goldstein and Apfelbaum concluded by stating their belief that Mr. Furst is well-equipped to represent and serve the best interests of all of the Issuer's shareholder constituencies and that he would contribute substantially to the Board and the quality of its decision-making.

CUSIP NO.  948849-104   Schedule 13D/A    Page 13 of 14


                                   SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  May 12, 2000


                                    WEIS FAMILY HOLDINGS, L.P.,

                                          By:   WEIS FAMILY HOLDINGS, L.L.C.,
                                                its General Partner

                                                By:             *
                                                    ---------------------------
                                                    Name:   Janet C. Weis
                                                    Title:  Manager



                                    WEIS FAMILY HOLDINGS, L.L.C.,

                                          By:                   *
                                                -------------------------------
                                                Name:   Janet C. Weis
                                                Title:  Manager



                                                        *
                                    -------------------------------------------
                                    JANET C. WEIS



                                                        *
                                    -------------------------------------------
                                    MICHAEL M. APFELBAUM



                                                        *
                                    -------------------------------------------
                                    SIDNEY APFELBAUM



                                    /s/Susan Weis Mindel
                                    -------------------------------------------
                                    SUSAN WEIS MINDEL



                                                        *
                                    -------------------------------------------
                                    JOEL MINDEL



                                                        *
                                    -------------------------------------------
                                    NANCY WEIS WENDER

CUSIP NO.  948849-104   Schedule 13D/A    Page 14 of 14



                                                        *
                                    -------------------------------------------
                                    ELLEN WEIS GOLDSTEIN



                                                        *
                                    -------------------------------------------
                                    JOSEPH I. GOLDSTEIN



                                    *     By:   /s/ Susan Weis Mindel
                                             ----------------------------------
                                                SUSAN WEIS MINDEL
                                                Attorney-in-fact